UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: March 21, 2008
(Date of earliest event reported)
McAfee, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware	Commission File No.:	77-0316593
(State or other Jurisdiction	001-31216	(I.R.S. Employer Identification No.)
of incorporation)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 21, 2008, Eric F. Brown notified McAfee, Inc. (the “Company”) of his intention to resign as the Company’s Chief Financial Officer and Chief Operating Officer, effective April 4, 2008.
     On March 27, 2008, the Company appointed Keith S. Krzeminski, 46, as its Chief Accounting Officer. Mr. Krzeminski has served as the Company’s Senior Vice President of Finance since joining the Company in March 2007, providing executive management oversight for the worldwide controller, tax and sales order operations organizations.
     Prior to joining the Company, Mr. Krzeminski served as Senior Vice President and Chief Financial Officer of Home Interiors & Gifts, Inc., a marketer and manufacturer of home décor products, from June 2005 to March 2006. Before joining Home Interiors & Gifts, Inc., Mr. Krzeminski worked for Electronic Data Systems Corporation (“EDS”), a global information technology services company, where he served in several capacities during his six-year tenure. From August 2004 to June 2005, he served as Vice President of Planning and Financial Analysis. Mr. Krzeminski served as Chief Financial Officer of UGS PLM Solutions, EDS’ product lifecycle management software and services business, from January 2003 to June 2004. From May 2002 to January 2003, Mr. Krzeminski served as Global Finance Director of EDS’ applications and information technology consulting business. Mr. Krzeminski joined EDS in April 1999 as Chief Accounting Officer, where he served until May 2002.
     Mr. Krzeminski will also assume the role of the Company’s principal accounting officer until the Company appoints a new chief financial officer.
     A copy of the press release issued on March 27, 2008 announcing Mr. Brown’s resignation and Mr. Krzeminski’s appointment is attached hereto as Exhibit 99.1.
Item 9.01.    Financial Statements and Exhibits.
  (d) Exhibits:
99.1	Press Release, dated March 27, 2008, announcing (i) the resignation of Eric F. Brown as the Company’s Chief Financial Officer and Chief Operating Officer, and (ii) the appointment of Keith S. Krzeminski as the Company’s Chief Accounting Officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAfee, Inc.
Date: March 27, 2008	By:	/s/ Mark D. Cochran
Mark D. Cochran
Executive Vice President and General Counsel